Exhibit (m)

LEGG MASON ETF EQUITY TRUST

SHAREHOLDER SERVICES AND

DISTRIBUTION PLAN

November 19, 2015, as amended May 5, 2020

WHEREAS, the Board of Trustees of Legg Mason ETF Equity Trust (“Trust”) wishes to adopt this Shareholder Services and Distribution Plan (“Plan”) adopted pursuant to Rule 12b-1 (the “Rule”) under the Investment Company Act of 1940, as amended (the “1940 Act”) for each series of the Trust (each a “Fund” and collectively, the “Funds”) listed in Appendix A, as it may be amended from time to time, to be effective as of the date set forth above; and

WHEREAS, the Trust has entered into a Distribution Agreement with the Funds’ distributor pursuant to which the distributor will act as the distributor with respect to the creation and distribution of Creation Unit size aggregations of shares of each Fund as described in the Trust’s registration statement;

NOW, THEREFORE, this Plan is adopted in accordance with the Rule with respect to the Funds as listed in Appendix A, subject to the following terms and conditions:

Section 1. Annual Fee.

(a) Service and Distribution Fee. For each Fund, the Fund may pay to one or more distributors, broker-dealers, financial intermediaries (which may include banks), and others that enter into a distribution, underwriting, selling or service agreement with respect to shares of a Fund (each of the foregoing a “Servicing Party”) a service and distribution fee, provided that the aggregate amount of all such payments with respect to Fund shares does not exceed an amount calculated at the annual rate set forth in Appendix A (the “Service Fee”).

(b) Payment of Fees. The Service Fee described above will be calculated daily and paid monthly or at such other intervals as the Board of Trustees (the “Board”) may determine.

The Trust is authorized to engage in the activities listed herein either directly or through other entities.

Section 2. Expenses Covered by the Plan.

With respect to the fees payable by each Fund, the Service Fees may be used by a Servicing Party for expenses related to that Fund, including without limitation: (a) costs of printing and distributing the Fund’s prospectuses, statements of additional information and reports to prospective investors in the Fund; (b) costs involved in preparing, printing and distributing sales literature pertaining to the Fund and reports for persons other than existing shareholders; (c) an allocation of overhead and other branch office distribution-related expenses of a Servicing Party; (d) payments made to, and expenses of, a Servicing Party (including on behalf of its financial consultants) and other persons who provide support or personal services to Fund shareholders in connection with the distribution of the Fund’s shares, including but not limited to, office space and equipment, communication facilities, answering routine inquiries regarding the Fund and its operations, processing shareholder transactions, promotional, advertising or marketing activity, sub-accounting and recordkeeping services (in excess of ordinary payments made to the Fund’s transfer agent or other recordkeeper), obtaining shareholder information and providing information about the Fund, asset allocation services, compensating sales personnel, maintaining and servicing shareholder accounts (including the payment of a continuing fee to financial consultants); and (e) interest-related expenses, or the cost of capital associated with, the financing of any of the foregoing; provided, however, that (i) the Service Fee that may be used by the Servicing Party to cover expenses primarily intended to result in the sale of shares of the Fund, including, without limitation, payments to the Servicing Party and other persons as compensation for the sale of the shares (including payments that may be deemed to be selling concessions or commissions) may not exceed the maximum amount, if any, as may from time to time be permitted for such services under the Financial Industry Regulatory Authority (“FINRA”) Conduct Rule 2830 or any successor rule, in each case as amended or interpreted by FINRA (“Rule 2830”), and (ii) the Service Fee that may be used by the Servicing Party to cover expenses primarily intended for personal service and/or maintenance of shareholder accounts may not exceed the maximum amount, if any, as may from time to time be permitted for such services under Rule 2830. The Servicing Party may retain portions of the Service Fees in excess of its expenses incurred.

It is recognized that a Fund’s investment manager (“Manager”), distributor, a Servicing Party, or an affiliate of the foregoing may use its management or advisory fee revenues, past profits or its resources from any other source, to make payment to a Servicing Party or any other entity with respect to any expenses incurred in connection with the distribution or marketing and sales of the Fund’s shares, including the activities referred to above. Notwithstanding any language to the contrary contained herein, to the extent that any payments made by the Fund to its Manager or any affiliate thereof, including payments made from such Manager or affiliate’s management or advisory fee or administrative fee or payments made for shareholder services should be deemed to be indirect financing of any activity primarily intended to result in the sale of Fund shares within the context of the Rule, then such payments shall be deemed to be authorized by this Plan but shall not be subject to the limitations set forth in Section 1.

It is further recognized that the Fund will enter into normal and customary custodial, transfer agency, recordkeeping and dividend disbursing agency and other service provider arrangements, and make separate payments under the terms and conditions of those arrangements. These arrangements shall not ordinarily be deemed to be a part of this Plan.

Section 3. Approval by Board Members.

Neither the Plan nor any related agreements will take effect, with respect to a Fund, until approved by a majority vote of both (a) the Board and (b) those Board members who are not interested persons of the Trust and who have no direct or indirect financial interest in the operation of the Plan or in any agreements related to it (the “Qualified Board Members”), cast in the manner required by the 1940 Act.

Section 4. Continuance of the Plan.

The Plan will continue in effect with respect to each Fund until December 1, 2016 and thereafter for successive twelve-month periods with respect to each Fund; provided, however, that such continuance is specifically approved at least annually by the Board members of the Trust and by a majority of the Qualified Board Members in accordance with Section 3.

Section 5. Termination.

The Plan may be terminated at any time with respect to a Fund (i) by the Fund without the payment of any penalty, by the vote of a majority of the outstanding voting securities of such Fund or (ii) by a majority vote of the Qualified Board Members.

Section 6. Amendments.

The Plan may not be amended with respect to any Fund so as to increase materially the amounts of the fees described in Section 1, unless the amendment is approved by a vote of holders of at least a majority of the outstanding voting securities of that Fund. No material amendment to the Plan may be made unless approved by the Trust’s Board in the manner described in Section 3.

Section 7. Selection of Certain Board Members.

While the Plan is in effect, the Trust shall comply with Rule 12b-1(c).

Section 8. Written Reports.

In each year during which the Plan remains in effect, the proper officers of the Fund will prepare and furnish to the Trust’s Board and the Board will review, at least quarterly, written reports complying with the requirements of the Rule, which set out the amounts expended under the Plan and the purposes for which those expenditures were made.

Section 9. Preservation of Materials.

The Trust will preserve copies of the Plan, any agreement relating to the Plan and any report made pursuant to Section 8, for a period of not less than six years (the first two years in an easily accessible place) from the date of the Plan.

Section 10. Meanings of Certain Terms.

As used in the Plan, the terms “interested person” and “majority of the outstanding voting securities” will be deemed to have the same meaning that those terms have under the rules and regulations under the 1940 Act, subject to any exemption that may be granted to the Trust under the 1940 Act, by the Securities and Exchange Commission (the “Commission”), or as interpreted by the Commission.

Section 11. Severability

The provisions of the Plan are severable for each Fund covered by this Plan, and actions taken with respect to a Plan in conformity with the Rule will be taken separately for each such Fund.

Section 12. Governing Law

This plan shall be governed by, and construed in accordance with, the laws of the State of New York.

APPENDIX A

SHAREHOLDER SERVICES AND DISTRIBUTION PLAN

AMENDED AND RESTATED AS OF MAY 5, 2020

Name of Fund	Aggregate Service Fee[1] (%)
LEGG MASON LOW VOLATILITY HIGH DIVIDEND ETF	0.25
LEGG MASON INTERNATIONAL LOW VOLATILITY HIGH DIVIDEND ETF	0.25
LEGG MASON EMERGING MARKETS LOW VOLATILITY HIGH DIVIDEND ETF	0.25
LEGG MASON GLOBAL INFRASTRUCTURE ETF	0.25
CLEARBRIDGE ALL CAP GROWTH ETF	0.25
CLEARBRIDGE DIVIDEND STRATEGY ESG ETF	0.25
CLEARBRIDGE LARGE CAP GROWTH ESG ETF	0.25
LEGG MASON SMALL-CAP QUALITY VALUE ETF	0.25
WESTERN ASSET TOTAL RETURN ETF	0.25
WESTERN ASSET SHORT DURATION INCOME ETF	0.25
BRANDYWINEGLOBAL – GLOBAL TOTAL RETURN ETF	0.25

[1]	Expressed as an annual rate of the average daily net assets of the Fund.